Exhibit 10.4

TENTH SUPPLEMENTAL AGREEMENT

TO

INTERCONNECTION AGREEMENT

BETWEEN

INDIANAPOLIS POWER & LIGHT COMPANY

AND

PSI ENERGY, INC.

0.01. THIS TENTH SUPPLEMENTAL AGREEMENT, dated as of the 26TH day of June, 2002 (the "2002 Agreement") between INDIANAPOLIS POWER & LIGHT COMPANY (hereinafter called "IPL" or a "Party"), an Indiana corporation, and PSI ENERGY, INC., formerly named Public Service Company of Indiana, Inc., (hereinafter called "PSI" or a "Party"), an Indiana corporation, (IPL and PSI are hereinafter sometimes called "Parties".)

WITNESSETH:

0.02. WHEREAS, there is now in force and effect between PSI and IPL an interconnection agreement dated as of May 1, 1992, as supplemented and amended thereto (such agreement as so amended and supplemented being hereinafter referred to collectively as the "1992 Agreement"); and

0.03. WHEREAS, IPL and PSI have established a new Interconnection Point referenced in Subsections 1.01 (viii) and 4.01, as well as a new metering point referenced in Section 4.03, and have determined that further mutual benefits and advantages may be realized by the interconnected operation of their respective systems, and, as a result thereof, the 2002 Agreement constitutes an amendment to and complete restatement of the 1992 Agreement and, as such, supersedes the 1992 Agreement in order to comply with the pagination and designation requirements of Designation of Electric Rate Schedule Sheets, Order No. 614, III FERC Stats. & Regs. 31,096 (2000) and to more fully provide the terms and conditions for obtaining such further mutual benefits and advantages:

0.04. NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the Parties hereto agree as follows:

ARTICLE 1

PROVISIONS FOR, AND CONTINUITY OF INTERCONNECTED OPERATION

    Interconnection Points. The respective 69,000 volt,138,000 volt and 345,000 volt transmission systems of IPL and PSI are presently interconnected at the following points:
    The 138kv Five Points Interconnection Point
    The 345kv Whitestown Interconnection Point
    The 345kv Gwynneville Interconnection Point
    The 138kv Petersburg Interconnection Point
    The 345kv Petersburg Interconnection Point
    The 138kv Centerton Interconnection Point
    The 138kv Carmel Tap Point

(viii) The 345kv Frances Creek Interconnection Point
    Future Interconnection Points. The services provided for by the 2002 Agreement may also be rendered through such other points of interconnection as the Parties may later agree upon by amending the 2002 Agreement.
    Synchronous Operation. The Parties mutually agree that, except as provided in Service Schedule D hereof, their respective systems will be continuously operated in parallel (except in cases of interruption of such parallel operation due to mutually agreed upon maintenance or due to causes beyond the control of either Party, or due to the necessity of an interruption of parallel operation in order that the native load served by either Party may continue to receive adequate service from such Party). If synchronous operation of the systems through a particular line or lines become interrupted either manually or automatically because of any of the above- stated reasons, the Parties shall cooperate so as to remove the cause of such interruption as soon as practicable and restore such line or lines to normal operating conditions.

1.03.1. Inadvertent Flow. It is recognized that in interconnected system operation, power and reactive flow will exist on an interconnection due to scheduled power flow from either Party to third parties or between third parties. This inadvertent power flow depends mainly on the design of the internal systems of the Parties and the interconnected system, and the schedules of power flows on the interconnections.
      Interruption of Operations. If, in the sole judgment of either Party, the power or reactive flow over the interconnection facilities of either Party is excessive to the extent that it jeopardizes the reliability of either Party's service to its customers, the Parties shall attempt to agree upon adequate corrective measures to eliminate or control such excessive power or reactive flow; provided, however, that in the event such a situation exists, the Party so burdened shall have the right, with notice when possible to the other Party, to open and leave open one or all of the interconnections between the respective systems of the Parties until corrective action has been taken. The Parties further aggress to study and negotiate the installation, ownership, and cost of any additional equipment necessary to effect a long-term solution to any such excessive loading as herein described in the event either Party determines that this interconnection contributes to the excessive loading and requests such negotiation.
    Maintenance of Equipment. Each of the Parties shall keep, or shall cause to be kept, the transmission lines together with all associated equipment and appurtenances that are located on their respective sides of the Interconnection Points specified in Section 1.01 hereof, or agreed upon pursuant to Section 1.02 hereof, in a suitable condition of repair at all times, each at its own expense, in order that said transmission lines will operate in a reliable and satisfactory manner and in order that reduction in the effective capacity of said transmission lines will be avoided to the extent practicable.

ARTICLE 2

SERVICES TO BE RENDERED
    Interconnection Services Schedules. It is the purpose of the Parties to seek and realize, on an equitable basis, all benefits which may be practicably effected through coordination in the operation and development of their respective systems. It is understood by the Parties that such benefits may be realized by each of them by carrying out under stated terms and conditions various interconnection services and transactions that may from time to time include among others:
    The furnishing of emergency service,
    The interchange, sale, and purchase of energy to effect operating economies,
    The sale and purchase of short term electric power and energy available on the system of one Party and needed on the system of the other, and
    The transmission of power and energy on the basis of simultaneous transfers.

In furtherance of such purpose, the Parties shall create, and continue the functioning of, an Operating Committee, as provided in Article 7 hereof.

    Specific Terms and Conditions. Since the specific services to be rendered in furtherance of such purpose will vary during the term of the 2002 Agreement, and the terms and conditions applicable to such services may require modification from time to time, it is intended that such specific services and the terms and conditions applicable thereto will be set forth in Service Schedules mutually agreed upon between the Parties. Such Service Schedules, unless and until changed, terminated, or supplemented, shall be those specified in Section 2.03 hereof. If a Service Schedule under the 2002 Agreement is changed or supplemented, such Service Schedule shall be fully restated in order to reflect such change or supplement.
    Service Schedules. The respective Service Schedules designated

Service Schedule A - Emergency Service

Service Schedule B - Interchange Energy

Service Schedule C - Short Term Power and Energy

Service Schedule D - Carmel Southeast Tap Network Power & Energy

Transfer

have been agreed upon between the Parties, are identified as Exhibits I, II, III, and IV, respectively, to the 2002 Agreement and are attached hereto and made a part hereof the same as if incorporated herein. It is contemplated by the Parties that all additional mutually agreed upon Service Schedules will be made a part of the 2002 Agreement upon presentation and acceptance thereof.

2.04. Out-Of-Pocket Costs. The term "Out-of-Pocket Cost" of energy from generating units on the system of a Party shall consist of any costs that are directly incurred by IPL or PSI by reason of its generation of such energy and which otherwise would not have been incurred by such system including, but not limited to, fuel, labor, operation, maintenance, start- up, fuel handling, taxes, regulatory commission charges, and emission allowances.

"Out-of-Pocket Cost" of energy purchased from a third party by the supplying Party shall consist of the total amount paid therefore by the supplying Party which otherwise would not have been paid by such Party, plus any cost which otherwise would not have been incurred, including, but no limited to, regulatory commission charges, emission allowances, transmission losses and taxes related to such transaction.

Tax expenses will be the expenses that are incurred as taxes either in connection with the sale or production of such energy

2.05. Emission Allowances. The federal Clean Air Act, as amended, 42 U.S.C. 7401 et seq. (hereinafter referred to as "Clean Air Act"), establishes certain annual maximum sulfur dioxide ("SO2") levels, stated in terms of required emission allowances, for flue gases emitted by electric generating units, including units operated by IPL, PSI and other electric utilities who may supply electric energy for transactions under the 2002 Agreement. The generator of the electric energy supplied and delivered under the 2002 Agreement is required by the Clean Air Act to have adequate "allowances" (as defined by Section 402 (3) of the Clean Air Act in conjunction with Section 403 (f) of the Clean Air Act) in order to generate such electric energy. To the extent that either IPL or PSI are required by the Clean Air Act to have additional allowances by reason of its generation of electric energy to be supplied by it under the 2002 Agreement, which allowances would otherwise not have been required by such supplying by it under the 2002 Agreement, which allowances would otherwise not have been required by such supplying Party, then, unless the supplying Party otherwise agrees in advance in writing, at the discretion of the supplying Party, the Party receiving such energy shall be responsible for the cost or the actual furnishing (without cost to the supplying Party) of adequate allowances to the supplying Party in order for such Party to supply such energy under the Agreement. The Parties shall establish, by mutual agreement, appropriate procedures in order to carry out the provisions of this Section 2.05, including a statement of costs before any transactions under the Service Schedules attached hereto are started. Also, prior to implementation of every transaction under the Service Schedules attached hereto, the purchasing Party must declare whether they will pay in cash or return SO2 Allowances in-kind for any consumption of SO2 Allowances directly attribute to such transaction, if any.

It shall be the responsibility of the supplying Party to provide the receiving Party, before the transaction begins, with a statement of the estimated emission allowance charges associated with the transaction which the supplying Party is seeking to add to the rates to be charged under the applicable Service Schedule. Failure of the supplying Party to provide a statement of such charges before the transaction begins shall constitute a waiver of the recovery of any such costs. In establishing such procedures, the Parties shall recognize that the determination of the additional allowances required in order to generate the electric energy to be supplied hereunder is subject to variables contingent upon the loading and operating conditions on the system where the actual generation occurs. The procedures so established by the Parties shall be in accord with sound engineering principles of power plant and system operation, and shall require the furnishing of such additional allowances at such times and in such amounts as will be equitable to the supplying Party.

When IPL is the supplier of energy and emission allowances, the recovery of the applicable costs for the actual furnishing of adequate allowances in order for IPL to generate and supply such energy will be implemented in the following manner:

    The Buyer shall compensate IPL for the consumption of Sulfur Dioxide Emissions Allowances ("SO2 Allowances") directly attributed to electric energy sales by IPL to Buyer under the Service Schedules. Such compensation shall, at Buyer's option, be made by either supplying IPL with the number of SO2 Allowances directly attributed to such energy sales, or by reimbursing IPL for the incremental cost of such number of SO2 Allowances, rounded to the nearest whole SO2 Allowance.

    If Buyer opts to reimburse IPL in cash for SO2 Allowances associated with Buyer's energy purchases for the month, the cash amount due at billing will be determined by multiplying the number of SO2 Allowances, as determined in Subsection 2 (b) of this Section 2.05, at the time of the sale. If Buyer opts to reimburse IPL in SO2 Allowances Buyer will record or transfer to IPL's account, the number of SO2 Allowances calculated below, at the time cash settlement for the energy is due. In all cases, Buyer will transfer to IPL's account the number of SO2 Allowances calculated below, at the time cash settlement for the energy is due. In all cases, Buyer will transfer to IPL's account the number of SO2 Allowance due IPL for calendar year no later than January 15 of the following year. "Transfer to IPL's account" shall mean, for purposes of the 2002 Agreement, the transfer by the USEPA of the requisite number of SO2 Allowances to IPL's Allowance Tracking System account and the receipt by IPL of the Allowance Transfer Confirmation

    Determination of SO2 Emission Allowances Due IPL
      Number of SO2 Allowances

      The number of SO2 Allowances directly attributed to an energy sale made by IPL shall be determined for each hour, by determining the contribution from each of the unit(s) from which the energy sale is being made for that hour. For each unit, the emission rate in pounds of SO2 per million Btu will be determined each month, from fuel sulfur content, control equipment performance, and continuous emissions monitoring data. The emission rate and the unit heat rate will be used to determine the SO2 Allowances used per megawatt-hour ("MWH"). The energy from each unit attributable to the sale, and the SO2 Allowance per MWH for each unit, will be used to determine the number of SO2 Allowances attributable to the sale.

      Cost of SO2 Allowances

The incremental SO2 Allowance cost used to determine economic dispatch of IPL's generating units in any month, will also be the basis used to determine compensation for IPL's energy sales. The incremental SO2 Allowances cost, in dollars per ton of SO2, shall be determined each month and will be based on the Cantor Fitzgerald offer price for SO2 Allowances, or if such is not available, then another nationally recognized SO2 Allowance trading market price or market price index, at the beginning of the month. The SO2 Allowance value may be changed at any time during the month to reflect the more current incremental cost, or market price, for SO2 Allowances. Buyer will be notified of the new SO2 Allowance value prior to dispatch of IPL energy to Buyer.

When PSI is the supplier of energy and emission allowances, the recovery of the applicable costs for the actual furnishing of adequate allowances in order for PSI to generate and supply such energy will be implemented in the following manner:

    The current Environmental Protection Agency ("EPA") auction price to value emission allowances will be used for energy sales transactions. The dispatch criteria may be revised from time to time if the emission allowance purchases on the average are determined to be significantly different than the EPA auction price.
    For each hour in which there is a transaction for energy services using an Out-of-Pocket Cost rate under the 2002 Agreement, PSI will:
      identify the generation sources used to provide the transaction's energy by identifying the energy that would not have been used had the transaction not been in effect that hour by using the same after-the-fact incrementing costing model that is used to calculate the incremental cost of fuel under the 2002 Agreement;

      determine, using the following formula, the quantity of emission allowances related to the energy transaction: (i) by calculating an incremental heat rate for the appropriate generating unit and the corresponding incremental SO2 emission levels, as determined by the computer based tools, for the identified units dispatched to serve the transaction; (ii) applying the following formula for such unit; (iii) adding together the total number of tons of SO2 produced per million BTU (i.e., British Thermal Unit) of fuel burned by each such unit for the transaction; and (iv) letting one (1) emission allowance equal one (1) ton of SO2 so produced.

    # OF UNITS

    S (MBTU sale - MBTU no sales) * (SO2) * (100%-SE)

    100%

    MBTU sale = Million BTU consumed on unit n with sale.

    MBTU no sale = Million BTU consumed on unit n without sale.

    SO2 = Tons of SO2 produced per million BTU of fuel burned.

    SE = Scrubber Efficiency in %

    PSI will perform periodic tests to maintain the accuracy and validity of such emission rate information. Because some generating sources may not be subject to Clean Air Act during Phase I or Phase II thereunder, there will be no emission allowance charges included for the utilization of such an energy source while it is not subject to such requirements. One (1) emission allowance shall be assigned to each ton of SO2 emitted to serve the transaction. Fractions of emission allowance tons will be rounded up to the next whole number when the fraction is equal to or greater than .5 and rounded down when the fraction is less than .5.

    The purchasing Party of energy shall have the option of purchasing or providing emission allowance for each transaction. The purchasing Party shall notify PSI of its election to purchase or provide emission allowances prior to the start of the transaction. The running quantity of emission allowances charged or furnished will be shown on the monthly invoices to the purchasing Party.
    When the purchasing Party of energy elects to purchase the emission allowances from PSI, then the quantity of emission allowances used will be included as part of the charges on the monthly invoices to the purchasing Party.
    By January 15th of the year following the calendar year in which the transaction occurred, the purchasing Party of energy shall transfer the appropriate emission allowances to PSI for the emission allowances used when the allowances are provided in kind.
    PSI has adopted the same incremental cost calculation to value emission allowances for dispatch criteria as for billing energy transactions.

ARTICLE 3

SERVICE CONDITIONS

    Control of System Disturbance. Each Party shall maintain and operate its system so as to minimize, in accordance with sound operating practice , the likelihood of disturbance originating in either Party's system which might cause impairment to the service of the system of the other Party or of any system interconnected with the system of the other Party.

    Control of Kilovar Exchange. It is the intent that neither Party shall be obligated to deliver kilovars for the benefit of the other Party; also that neither Party shall be obligated to receive kilovars when to do so may introduce objectionable operating conditions on its system. The Operating Committee shall be responsible for the establishment of operating procedures and schedules in respect of carrying kilovar loads by one Party's systems for the other Party's system in order to secure adequate service and economical use of facilities of both Party's systems and in respect of proper charges, if any, for the use of facilities carrying kilovar loads. In discharging such duties, the Operating Committee shall recognize that in the transmission and delivery of power and energy hereunder the carrying of kilovar loads by either Party, in harmony with sound engineering principles of transmission operation with their systems interconnected, is subject to numerous variables contingent upon loading and operating conditions existing simultaneously on the systems of both Parties. The operating procedures and schedules so established by the Operating Committee shall be in accord with such principles and shall require each Party to carry kilovar loads at such times and in such amounts as will be equitable to both Parties.

    Control of Unscheduled Power Deliveries. The Parties shall exercise due diligence and foresight in carrying out all matters related to the providing and operating of their respective electric power resources so as to minimize to the extent practicable deviations between actual and scheduled deliveries of electric power and energy between their systems. The Parties shall provide and install on their respective systems such communication and telemetering facilities as are essential to so minimize such deviations and, in developing and executing operating procedures that will enable the Parties to avoid to the extent practicable deviation from scheduled deliveries, shall fully cooperate with each other and with third parties whose systems are either directly or indirectly interconnected with the systems of the Parties and who of necessity, together with the Parties must unify their efforts cooperatively to achieve effective and efficient interconnected operation. The Parties recognize, however, that, despite their best efforts to prevent the same, unscheduled deliveries of electric energy from one Party to the other may occur. In such event, electric energy delivered hereunder shall be settled for by the return of equivalent energy. Equivalent energy shall be returned at times when the load conditions of the Party receiving it are equivalent to the load conditions of such Party at the time the energy for which it is returned was delivered or, if such Party elects to have equivalent energy returned under different conditions, it shall be returned in such amounts, to be agreed upon by the Operating Committee, as will compensate for the difference in conditions.

ARTICLE 4

DELIVERY POINTS, METERING POINTS, AND METERING

    Delivery Points. All electric energy delivered under the 2002 Agreement shall be of the character commonly know as three-phase sixty Hertz energy, and shall be delivered at the Interconnection Points specified under Section 1.01 hereof, at a nominal voltage of 138,000 volts at the Five Points and Centerton Interconnection Points, at the 138KV Petersburg Interconnection Point, and at the Carmel Tap Point; and at a nominal voltage of 345,000 volts at the Whitestown and Gwynneville Interconnection Points, at the 345KV Petersburg Interconnection Point, and at the Frances Creek Interconnection Point; and at such other points and voltages as hereafter may be agreed upon by the Parties pursuant to Section 1.02 hereof. In addition to the interconnection points provided in Sections 1.01 and 1.02, PSI may request IPL deliver electric energy under the 2002 Agreement at interconnection points IPL may have with third parties (hereinafter referred to as "Alternate Delivery Points").
    Billing Based on Scheduled Transactions. As IPL and PSI systems are interconnected with other systems forming a network, it is recognized that, because of the physical and electrical characteristics of the facilities involved, a part or all of the energy being transferred from one Party to the other may flow through such other systems rather than through the point or points of connection between the systems of the Parties. A part or all of the power being transferred between other systems in the network may flow through the point or points of connection between the systems of the Parties, and as a result be included in the demand and energy meter readings at the point or points of interconnection. Therefore, all billings shall be based on scheduled transactions or upon methods determined by the Operating Committee which may result from development of arrangements with other interconnected systems and which provide a basis for accounting for the power and energy transfers actually contracted for between the Parties.
    Metering Points. Electric power and energy supplied and delivered under the 2002 Agreement shall be measured by suitable metering equipment which shall be provided, owned and maintained by PSI or IPL as designated below at the following metering points:
    138,000 volt metering equipment installed by PSI at the Five Points Substation; 138,000 volt metering equipment installed by PSI at the Centerton Substation; 138,000 and 345,000 volt metering equipment installed by IPL at the Petersburg Station; 345,000 volt metering equipment install by IPL at its Sunnyside Substation and at PSI's Gwynneville and Whitestown Substations; 12.47kv metering equipment installed by PSI at its Carmel Southeast Substation; and 345,000 volt metering equipment installed by PSI at its Frances Creek Substation, and
    At such other locations as hereafter may be agreed upon by the Parties pursuant to Section 1.02 hereof.

Electric power and energy supplied and delivered at the Alternate Delivery Points specified in Section 4.01 shall be measured by metering equipment either provided, owned and maintained by IPL or third parties. Such metering equipment shall not be subject to Sections 4.04 through 4.07 but shall meet the reasonable requirements of the Operating Committee.

    Metering Equipment. Suitable metering equipment at the metering points as described in Section 4.03 above shall include electric meters, potential and current transformers, and such other appurtenances as shall be necessary to give for each direction of flow the following quantities: (i) an automatic record of the kilowatt-hours for each clock-hour, and (ii) a continuous integration record of the kilowatt-hours.
    Measurement of Electric Energy. Measurements of electric energy for the purpose of effecting settlements under the 2002 Agreement shall be made by standard types of electric meters installed and maintained (unless otherwise provided for in the Agreement) by the owner at the metering points described in Section 4.03 above. The timing devices of all meters having such devices shall be maintained in the synchronism as closely as practicable.

    The meters shall be sealed and the seals shall be broken only upon occasions when the meters are to be tested or adjusted. For the purpose of checking the records of the metering equipment installed by one of the Parties as hereinabove provided, the other Party shall have the right to install check metering equipment at the aforesaid metering points. Metering equipment so installed by one Party on the premises of the other Party, unless otherwise provided for in the 2002 Agreement, shall be owned and maintained by the Party installing such equipment. Upon termination of the 2002 Agreement, the Party owning such metering equipment shall remove it from the premises of the other Party. Authorized representatives of both Parties shall have access at all reasonable hours to the premises where the meters are located and to the records made by the meters.

    Testing and Access to Meters and Records. The aforesaid metering equipment shall be tested by the owner at suitable intervals and its accuracy of registration maintained in accordance with good practice. On request of either Party, a special test may be made at the expense of the Party requesting such special test. Representatives of both Parties shall be afforded the opportunity to be present at All Routine or Special Tests and upon occasions when any readings, for purposes of settlements hereunder, are taken from meters not bearing an automatic record.
    Adjustments Due to Inaccuracies. If at any test of metering equipment an inaccuracy shall be disclosed exceeding two percent, the account between the Parties for service theretofore delivered shall be adjusted to correct for the inaccuracy disclosed over the shorter of the following two periods: (i) for the thirty (30) day period immediately preceding the day of the test, or (ii) for the period that such inaccuracy may be determined to have existed. Should the metering equipment described in Section 4.04 above at any time fail to register, the electric power and energy delivered shall be determined from the check meters, if installed, or otherwise shall be determined from the best available data.

ARTICLE 5

RECORDS AND STATEMENTS

5.01. Records. In addition to records of the metering provided for in Article 4 hereof, the Parties shall keep in duplicate such other records as may be needed to afford a clear history of the various deliveries of electric energy made by one Party to the other and of the clock-hour integrated demands in kilowatt-hours delivered by one Party to the other. In maintaining such records, the Parties shall effect such segregations and allocations of demands and electric energy delivered into classes representing the various services and conditions as may be needed in connection with settlements under the 2002 Agreement. The originals of all such records shall be retained by the Party keeping the records and the duplicates shall be delivered monthly to the other Party, except that the Parties may agree upon a different time interval for such delivery.

    Statements. As promptly as practicable after the end of each calendar month, the Parties shall prepare a statement setting forth the electric power and energy transactions between the Parties during such month in such detail and with such segregations as may be needed for operating records or for settlements under the provisions of the 2002 Agreement.

ARTICLE 6

BILLINGS AND PAYMENTS

    Billing Period. Unless otherwise agreed upon by the Parties, the calendar month shall be the standard billing period for all settlements under the 2002 Agreement.
    Billing scheduled Transactions. All billing shall be based on scheduled transactions unless otherwise determined as provided in Section 4.02 hereof.
    Billing Payments. All bills for amounts owed by one Party to the other Party shall be due on the first business day following the fifteenth (15th) day after the end of the calendar month or period service was rendered, or on the tenth (10th) business day following receipt of a bill, whichever is later. Payments shall be made by electronic transfer or by such other mutually agreeable method as shall cause such payment to be available for the account of the payee on or before the due date. Interest on unpaid amounts, both principal and interest, shall accrue daily at the then current prime interest rate per annum of The Chase Manhattan Bank, N.A., New York, New York, plus two percent (2%) per annum, or the maximum rate permitted by law, whichever is less, from the date due until the date upon which payment is made.
    Estimated Billing Factors. In order that bills may be rendered promptly after the end of each month, it may be necessary, from time to time, to estimate certain factors involved in calculating the monthly billing. Adjustments for errors in such estimates shall be included in the bill for the month following the time when information becomes available to make such corrections or adjustments in the billing for the preceding month or moths.
    Billing Disputes. If a Party disputes the correctness of a bill, such Party will, nevertheless, pay the undisputed portion of such bill, plus a minimum of one-half (1/2) of the disputed amount, and shall submit to the other Party a written statement detailing the items disputed. If the Parties are unable to agree upon the disputed items, such items shall be submitted to the Operating Committee for further action consistent with the 2002 Agreement.

ARTICLE 7

OPERATING COMMITTEE

    Operating Committee Organization and Duties. To coordinate the operation of their respective generation, transmission and substation facilities in order that the benefits of the 2002 Agreement may be realized by the Parties to the fullest practicable extent, the Parties shall establish a committee of authorized representatives to be known as the Operating Committee. Each of the Parties shall designate in writing delivered to the other Party, the person who is to act as its authorized representative (the "OC Representative") on said committee (and the person or persons who may serve as Alternate whenever the OC Representative is unable to act). The OC Representative and Alternate or Alternates shall each be persons familiar with the generation, transmission, and substation facilities of the system of the Party he represents, and each shall be fully authorized (i) to cooperate with the other OC Representative (or Alternates) and (ii) as the need arises and subject to the declared intentions of the Parties as herein set forth and to the terms hereof and the terms of any other agreements then in effect between the Parties, to determine and agree from time to time upon the following:
    All matters pertaining to the coordination of maintenance of the generation and transmission facilities of the Parties.
    All matters pertaining to the control of time, frequency, energy flow, kilovar exchange, power factor, voltage, and other similar matters bearing upon the satisfactory synchronous operation of the systems of the Parties.
    Such other matters not specifically provided for herein upon which cooperation, coordination and agreement as to quantity, time, method, terms and conditions are necessary, in order that the operation of the respective systems of the Parties may be coordinated to the end that the potential benefits anticipated by the Parties will be realized to the fullest extent practicable.
    All matters pertaining to the delivery of electric power and energy pursuant to the 2002 Agreement.
    Operating Committee Access. For the purpose of inspection and reading of meters, checking of records, and all other pertinent matters, the OC Representatives and their Alternates shall have the right of entry at any reasonable time to all property of the Parties used in connection with the performance of the 2002 Agreement.
    Unanimous Action. All actions taken by said Operating Committee must be by unanimous vote or consent of all OC Representatives (including Alternates acting during OC Representatives' absence).
    Expenses. The expenses for establishing and maintaining the Operating Committee shall be the responsibility of each individual Party as regards its respective personnel. Any expenses jointly incurred by said Operating Committee in carrying out its duties, other than for the Parties' personnel, shall be shared equally by the Parties.

    Authority to Amend or Supplement. The Operating Committee may recommend changes to the 2002 Agreement, but said Operating Committee shall not have authority to amend or supplement the 2002 Agreement.

ARTICLE 8

CONTINUITY AND SUSPENSION OF SERVICE

RELATIVE RESPONSIBILITIES AND LIABILITY LIMITS

    Continuity and Suspension of Service. Each Party shall exercise reasonable care and foresight to maintain continuity of service as provided in the 2002 Agreement. In no event shall one Party be liable to the other Party or its customers for loss or damage arising from failure to provide or for the interruption or suspension of any service provided for herein. Each Party reserves the right to suspend service without liability at such time and for such periods and in such manner as it deems advisable, including, without limitation, suspensions for the purpose of making necessary adjustments to, changes in, or repairs on, its facilities and to suspend service in cases where, in its sole opinion, the continuance of service to the other Party would endanger persons or property. Both Parties shall use their best efforts to provide each other with reasonable notice in the event of suspension of service.
    Relative Responsibilities. Each Party assumes all responsibility for receipt and delivery of electricity on its system to and from the Points of Interconnection specified in Section 1.01 hereof or agreed upon pursuant to Section 1.02 hereof or as requested by PSI pursuant to Section 4.01. Neither Party assumes any responsibility with respect to the construction, installation, maintenance or operation of the system of the other Party or of the systems of third parties, in whole or in part. In no event shall one Party be liable to the other Party for damage or injury to any person or property, whatsoever, arising, accruing or resulting from, in any manner, the receiving, transmission, control, use, application or distribution of said electric power and energy. Each Party shall use reasonable diligence to maintain its facilities in proper and serviceable condition, and shall take reasonable steps and precautions for maintaining the services agreed to be provided and received under the 2002 Agreement. Each Party shall be responsible for its own compliance with all applicable environmental regulations and shall bear all costs arising from its failure to comply with such environmental regulations.
    Limitation of Liability. In no event shall one Party be liable to the other Party for any indirect, special, incidental or consequential damages with respect to any claim arising out of the 2002 Agreement.

ARTICLE 9

TERM OF AGREEMENT

9.01. The term of the 2002 Agreement and of the annexed Service Schedules shall begin as of May 1, 2002 and (except for Service Schedules D) shall continue through April 30, 2022 (the "Initial Term"); thereafter, the 2002 Agreement and Service Schedules (except Service Schedule D) shall continue for successive terms of three (3) years each unless and until terminated by either Party by giving notice to the other Party of its intention to terminate the 2002 Agreement at lease two (2) years prior to the end of the Initial Term or any successive term; provided, that the 2002 Agreement shall not be deemed to have terminated until all prior commitments for sales or purchases of power and energy hereunder shall have been fulfilled and all payments shall have been made. The term of Service Schedule D shall be as provided therein. Any notice of termination hereunder shall be given to the President or Chief Operations Officer of a Party with a copy to the OC Representative of such Party.

ARTICLE 10

WAIVERS

    Any waiver at any time by either Party of their rights with respect to a default under the 2002 Agreement, or with respect to any other matter arising in connection with the 2002 Agreement shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under the 2002 Agreement shall not be deemed a waiver of such right.

ARTICLE 11

TAXES

    If at any time during the term hereof there should be levied or assessed against either Party any direct tax by any taxing authority on the capacity or energy (or both) generated, purchased, sold, transmitted, interchanged or exchanged by it, which tax is in addition to or different from the forms of such direct tax as are being levied or assessed as of the date hereof and such direct tax results in increasing the cost of either or both the Parties in carrying out the provisions of the 2002 Agreement, then such increase shall be reflected in the charges for capacity or energy (or both) furnished by one Party to the other hereunder as is necessary in order to make adequate and equitable allowances for such tax.

ARTICLE 12

NOTICES

    Notices Relating to Provisions of the 2002 Agreement. Except as herein otherwise provided, any notice which may be given to or made upon either Party by the other Party, under any of the provisions of the 2002 Agreement, shall be in writing unless it is otherwise specifically provided herein, and shall be treated as duly delivered when the same is either (a) personally delivered to the President or Chief Operations Officer of the other Party or (b) deposited in the United States mail, postage prepaid and properly addressed to the President or Chief Operations Officer of the other Party; provided, however, that either Party may alter its recipient for notice hereunder by written notice to the other Party in accordance with the provisions of this Section 12.01.
    Notices of An Operating Nature. Any notice, request or demand pertaining to matters of an operating nature may be served in person or by United States mail, messenger, telephone, or telegraph, facsimile transmission or orally, as circumstances dictate, from the OC Representative of one Party to the OC Representative of the other Party; provided, that should the same not be written, confirmation thereof shall be made in writing as soon as practicable thereafter, upon request of the Party being served.

ARTICLE 13

REGULATORY AUTHORITIES

    Regulatory Authority. The 2002 Agreement is made subject to the authority of the Federal Energy Regulatory Commission or any other governmental regulatory agency having jurisdiction in the premises and, if any of the terms and conditions hereof are altered or made impossible of performance by order, rule, or regulation of any such regulatory agency, and the Parties hereto are unable to agree upon a modification of such terms and conditions that will satisfy such order, rule, or regulation, then neither Party shall be liable to the other for failure thereafter to comply with such terms and conditions; provided, that if either Party deems that the failure of such performance results in a substantial breach of the 2002 Agreement, then the 2002 Agreement may be terminated forthwith upon thirty (30) days' advance written notice.

    Amendments. The 2002 Agreement and the annexed Service Schedules may be amended by mutual agreement of the Parties, which amendment shall be in writing and shall become effective in accordance with Section 13.01 hereof. The rates and charges set forth in the annexed Service Schedules are subject to amendment and change, and each Party reserves the right from time to time to seek unilaterally, from any regulatory agency having jurisdiction, amendments or changes in its rates and charges set forth therein in accordance with the applicable law. Nothing contained in the 2002 Agreement, any annexed Service Schedule or any supplements thereto shall be construed as affecting in any way the right of either Party unilaterally to make application to the Federal Energy Regulatory Commission (or any successor regulatory agency having jurisdiction) for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulation promulgated thereunder (or under comparable statutes and regulations of a successor regulatory agency having jurisdiction).

ARTICLE 14

MISCELLANEOUS

    No Partnerships; Tax Matters. Notwithstanding any provision of the 2002 Agreement to the contrary, the Parties do not intend to create hereby any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit, and any construction of the 2002 Agreement to the contrary which has an adverse tax effect on either Party shall render the 2002 Agreement null and void from its inception.
    Computation of Time. In computing any period of time prescribed or allowed by the 2002 Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be excluded but the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next business day which is not a Saturday, Sunday, or legal holiday.
    Section Headings Not to Affect Meaning. The descriptive headings of the Articles, Sections, Subsections and paragraphs of the 2002 Agreement have been inserted for convenience only and shall not modify or restrict any of the terms and provisions thereof.

ARTICLE 15

ASSIGNMENT

    The 2002 Agreement shall insure to the benefit of, and be binding upon, the respective successors and assigns of the Parties, but the assignment thereof by a Party shall not relieve such Party, without the written consent of the other Party, of any obligation to supply, or to take and pay for, as the case may be, the services hereunder.

ARTICLE 16

ENTIRE AGREEMENT CONTAINED HEREIN

    The 2002 Agreement contains the entire agreement between the Parties in respect of the subject mater hereof, and there are no other understanding or agreements between the Parties in respect thereof; provided, however, that nothing contained in the 2002 Agreement shall be deemed to affect in any manner whatsoever any rights or claims either Party may have against the other Party pursuant to any other agreement in effect before the effective date of the 2002 Agreement with respect to any matter, including any right or claim to payments after the effective date of the 2002 Agreement pursuant to other preexisting agreement.

ARTICLE 17

1992 AGREEMENT SUPERSEDED

    The 2002 Agreement constitutes an amendment to and complete restatement of the 1992 Agreement and, as such, supersedes the 1992 Agreement from and after the date the 2002 Agreement becomes effective.

ARTICLE 18

AGENCY OF CINERGY SERVICES, INC.

18.01. Cinergy Services, Inc. joins in the execution of the 2002 Agreement for the sole purpose of serving and acting as agent for PSI.

IN WITNESS WHEREOF the Parties have caused the 2002 Agreement to be executed by their respective duly authorized officers and their respective corporate seal to be hereunto affixed as of the date first above mentioned.

INDIANAPOLIS POWER & CINERGY SERVICES, INC., acting as

LIGHT COMPANY agent on behalf of PSI Energy, Inc.

By: /s/ William R. Dodds

William R. Dodds

Vice President - Power Delivery

Date:

By: /s/ John Procario

John Procario

Vice President and COO

Date:

Exhibit I

SERVICE SCHEDULE A

EMERGENCY SERVICE

Deleted in accordance with Docket ER99-2949-000, effective June 1, 1999.

Exhibit II

SERVICE SCHEDULE B

INTERCHANGE ENERGY

Deleted in accordance with Docket ER99-2949-000, effective June 1, 1999.

Exhibit III

SERVICE SCHEDULE C

SHORT TERM POWER / ENERGY

Deleted in accordance with Docket ER99-2949-000, effective June 1, 1999.

Exhibit IV

SERVICE SCHEDULE D

CARMEL SOUTHEAST TAP NETWORK POWER AND ENERGY TRANSFER

Terminated under its own term effective August 31, 2000, in accordance with Docket No. ER99-3428-000